Exhibit 99.1

GM to Restate Prior Financial Results, Sees Improved Fourth Quarter Automotive Performance

General Motors announced today that it will be delaying the announcement of its 2006 year-end and fourth quarter financial results but expects to report improved performance in its automotive business, including record fourth quarter revenue in 2006. The company also said that it will restate its financial statements, primarily due to pre-2002 tax accounting adjustments.

GM indicated that its deferred tax liabilities, as previously disclosed in its results for the third quarter of 2006 and prior periods, were overstated due to errors that originally occurred primarily before 2002. While these errors do not impact cash flow or previously reported cash balances, retained earnings as of Dec. 31, 2001 and subsequent periods were understated by a range of $450 million to $600 million as a result.

In light of recent focus on accounting under Statement of Financial Accounting Standard (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, GM is reviewing its accounting in this area. While this review is still ongoing, GM currently anticipates that it will make accounting restatements in this area, and the completed review may result in additional restatements that could be material. GM also is assessing various other miscellaneous adjustments for 2002 through 2006, and believes these adjustments, individually and collectively, will not be material on a consolidated basis.

As a result of these anticipated adjustments related to the deferred tax liabilities, hedging activities and other miscellaneous items, GM will be restating its financial statements for 2002 through the third quarter of 2006. GM does not expect any material impact on cash flow.

In addition, GMAC has informed GM that it continues to finalize its financial statements for 2006 and its balance sheet as of Nov. 30, the date of the sale of 51% of the equity of GMAC. As a result, GMAC advised GM that it is not yet able to provide the financial information needed to complete GM's fourth quarter financial results.

Based on these factors, GM will delay the announcement of its 2006 year-end and fourth quarter financial results, previously planned for Jan. 30, 2007, pending resolution of outstanding accounting issues and final GMAC financial results.

GM intends to provide further information on the progress of its financial reporting during the week of Feb. 5. The Corporation currently anticipates that it will file its annual report on Form 10-K by its due date of March 1.

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Separately, in terms of operations, GM continued to demonstrate improved performance in its automotive business, with record fourth quarter revenue in 2006. The company expects to be profitable on a reported consolidated basis in the 2006 fourth quarter, and net income is expected to improve significantly over the fourth quarter of 2005. GM also further improved its liquidity position, ending the year with approximately $26.4 billion in cash and equivalents (including $2.5 billion of readily available VEBA assets), an increase of about $5.9 billion over year-end 2005.

As previously reported, GM implemented Statement of Financial Accounting Standards (SFAS) 158, a new accounting standard for pension and other post-retirement benefits effective Dec. 31, 2006. Adoption of this standard will result in negative stockholders' equity on a book value basis. For the third straight year, the company's U.S. pension funds performed strongly, with asset returns of 15% for 2006. As a result, including the impact of significant employee attrition in 2006, GM's U.S. hourly and salary plans (as measured by Statement of Financial Accounting Standards (SFAS) 87) ended the 2006 calendar year over-funded by $17 billion.



Forward-Looking Statements
In this press release and in related comments by General Motors' management, we will use words like "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," or "impact" to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM's actual results may differ materially due to a variety of important factors. Among other items, such factors include: changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, factors affecting GMAC's results of operations and financial condition such as credit ratings, interest rates, the housing market, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in its contractual servicing rights; and changes in economic conditions, currency exchange rates and valuations associated with derivative instruments.

The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.